UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 11, 2012

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On October 11, 2012, Forest Oil Corporation (“Forest”) entered into an Agreement for Purchase and Sale of Assets (the “Agreement”) with Texas Petroleum Investment Company (“TPIC”).  Pursuant to the Agreement, Forest has agreed to sell to TPIC oil and gas properties located in the State of Louisiana (the “Oil and Gas Assets”), and various other related interests, rights, receivables, wells, leasehold interests, records, fixtures, equipment, and other assets (together with the Oil and Gas Assets, the “Assets”).  The Assets exclude certain rights, claims, credits, records, data, and any hedging transactions associated with the Oil and Gas Assets.  The effective date of the purchase and sale of the Assets is August 1, 2012 (the “Effective Date”). The transaction is expected to close on November 16, 2012, subject to certain conditions, as described below.

The total consideration to be received by Forest for the Assets is $220,000,000 in cash, subject to customary adjustments to reflect the operation of the Oil and Gas Assets prior to the closing, title defects, and unresolved preferential rights and environmental defects (the “Purchase Price”).  Upon executing the Agreement, TPIC paid Forest a cash deposit in the amount of $11,000,000 (the “Deposit”).

The Agreement contains customary representations and warranties and covenants.  Among other things, during the period between the execution of the Agreement and the closing of the transaction, Forest has agreed (i) to allow TPIC access to the Oil and Gas Assets and the records pertaining to the Assets; (ii) to conduct its operations, including the operation of the Oil and Gas Assets, in the ordinary course; and (iii) to restrict certain activities and capital expenditures.

The Agreement provides Forest and TPIC certain termination rights, including, among others: (1) the parties may terminate by mutual consent; (2) the parties may terminate if the closing shall not have occurred on or before December 31, 2012, through no fault of the party seeking to terminate; (3) Forest or TPIC may terminate if, on or before the closing, the sum of the aggregate uncured title defects and aggregate cost of resolving identified uncured environmental defects exceeds 15% of the Purchase Price; (4) Forest may terminate if at or prior to the closing all representations and warranties of TPIC are not true in all material respects, or if TPIC has not performed all of its obligations set forth in the Agreement in all material respects; or (5) TPIC may terminate if at or prior to the closing all representations and warranties of Forest are not true in all material respects, or if Forest has not performed all of their obligations set forth in the Agreement in all material respects.  Forest may retain the Deposit if the Agreement is terminated by Forest for the reasons set forth in Item 4 above, or as a result of the negligence, fault or willful failure of TPIC to perform its obligations under the Agreement.

The foregoing is not a complete description of all of the terms and provisions of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.03.                                          Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Forest has amended its Restated Certificate of Incorporation (the “Charter”), effective October 11, 2012 (the “Amendment”).  Pursuant to the Amendment, subparagraph 3.II.E of the Charter is amended to reflect an increase in the number of shares of First Series Junior Preferred Stock from 1,000,000 to 1,500,000.  In addition, subparagraph 3.II.F of the Charter has been deleted in its entirety in accordance with Section 515 of the New York Business Corporation Law to reflect that no shares of Second Series Preferred Stock remain outstanding and none will be issued.

The above description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which is attached as Exhibit 3.1 hereto.

Item 9.01.                                          Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit	Description

3.1	Amendment to the Forest Oil Corporation Restated Certificate of Incorporation, effective October 11, 2012.

3.2	Forest Oil Corporation Restated Certificate of Incorporation, as amended to date.

10.1	Agreement for Purchase and Sale of Assets, dated as of October 11, 2012, by and between Forest Oil Corporation and Texas Petroleum Investment Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated:	October 12, 2012	By	/s/ CYRUS D. MARTER IV
Cyrus D. Marter IV
Senior Vice President, General
Counsel and Secretary

INDEX TO EXHIBITS FILED WITH THE CURRENT REPORT ON FORM 8-K

Exhibit	Description

3.1	Amendment to the Forest Oil Corporation Restated Certificate of Incorporation, effective October 11, 2012.

3.2	Forest Oil Corporation Restated Certificate of Incorporation, as amended to date.

10.1	Agreement for Purchase and Sale of Assets, dated as of October 11, 2012, by and between Forest Oil Corporation and Texas Petroleum Investment Company.